Exhibit 99.4

CONSENT OF DARIUS JAMES ROTH

Capitalworks Emerging Markets Acquisition Corp intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a director nominee.

/s/ Darius James Roth
Darius James Roth

Date: August 30, 2021